Exhibit 23.7

Consent of Independent Auditors

The Board of Directors

Tokyo Electron Limited:

We consent to the use of our report dated February 20, 2014, with respect to the consolidated balance sheets of Tokyo Electron Limited (the “Company”) and subsidiaries (together with the Company, the “Group”) as of March 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended, and to the reference to our firm under the heading “Experts” in this Registration Statement on Amendment No. 2 to Form S-4 of TEL-Applied Holdings B.V. Our report contains an emphasis of matter paragraph that states as further described in Note 21 to the consolidated financial statements, on September 24, 2013, the Company entered into an agreement with Applied Materials, Inc. (“Applied”), a Delaware corporation, to effect a combination of their respective businesses (the “Business Combination”). Consummation of the Business Combination is subject to customary conditions, including approval by Applied stockholders and Company shareholders and regulatory approvals. The Tokyo Electron Limited consolidated financial statements do not include any adjustments that might result from consummation of the Business Combination. Our opinion is not modified with respect to this matter.

(signed KPMG AZSA LLC)

Tokyo, Japan

April 30, 2014